1. Name and Address of Reporting Person
   HANSEN, NEAL C.
   7887 E. Belleview Avenue
   Suite 1000
   Englewood, CO 80111
   USA
2. Issuer Name and Ticker or Trading Symbol
   CSG Systems International, Inc. (CSGS)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   01/02/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) (X) Other (specify below)
   Chairman & CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Common Stock                    01/02/2003            A         270833 <F1> A   $0.0000                   D
Common Stock                    01/02/2003            A         209167      A   $0.0000    1650129        D
Common Stock                                                                               435000         I           Partnership
Common Stock                                                                               63408          I           Spouse

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $9.6875                                                   01/28/2007 Common                      115900  D
Options                                                                          Stock
(Right to
buy)
Stock       $21.125                                                   01/20/2008 Common                      80000   D
Options                                                                          Stock
(Right to
buy)

Explanation of Responses:

<F1>
On August 30, 2002, the reporting person surrendered to the issuer for cancellation options previously granted to the reporting person as shown in Table II on the August, 2002 Form 4. In exchange for the surrendered options, the reporting person is further receiving 270,833 shares of restricted stock of the issuer.

SIGNATURE OF REPORTING PERSON
/s/ NEAL C. HANSEN

DATE
01/06/2003